Exhibit 99.1

Station Casinos Announces Fourth Quarter and Full Year 2014 Results

LAS VEGAS--(BUSINESS WIRE)--February 17, 2015--Station Casinos LLC (“Station,” “we” or the “Company”) today announced the results of its operations for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter Financial Highlights

  Fourth quarter net revenues increased 2.2% and Adjusted EBITDAM increased 6.1% compared to the prior year period.
  Fifteenth consecutive quarter of Adjusted EBITDAM growth.
  Fourth quarter same-store Las Vegas net revenues increased 5.8% and Adjusted EBITDAM increased 14.2% compared to the prior year period.
  Fourth quarter same-store Las Vegas Adjusted EBITDAM margin increased 240 basis points to 33%.

Full Year Financial Highlights

  Net revenues increased 2.8% and Adjusted EBITDAM increased 9.1% for the full year.
  Highest full year net revenues, Adjusted EBITDAM and Adjusted EBITDAM margin since 2008.
  Same-store Las Vegas Adjusted EBITDAM increased 6.3% for the full year.

“We are very pleased that our strong business model and solid execution by our team has allowed us to deliver our third consecutive year of net revenue and Adjusted EBITDAM growth. We recorded Adjusted EBITDAM of $420.7 million for the year ended December 31, 2014, a 9.1% improvement over the prior year,” said Marc Falcone, Executive Vice President, Chief Financial Officer and Treasurer. “Consumer spending during the fourth quarter was very encouraging and led to the largest quarterly year-over-year same-store Las Vegas net revenue growth we have experienced in the past eleven quarters. Our same-store Las Vegas net revenues were up 5.8% and our same-store Las Vegas Adjusted EBITDAM was up 14.2% compared to the fourth quarter of 2013,” said Falcone.

Other 2014 Highlights

  Completed a re-pricing of our $1.6 billion term loan in March 2014, which yielded a $9 million reduction in interest expense in 2014.
  Repaid $70.1 million in principal amount of debt.
  The first full year of Graton Resort & Casino made a meaningful contribution to our Native American management fees. Native American management fees totaled $47 million for the year.
  Significant upgrades and renovations have been completed at Red Rock Resort and Green Valley Ranch Resort, with the balance scheduled to be completed in 2015.

Results of Operations

The Company’s consolidated net revenues for the fourth quarter ended December 31, 2014 were $333.7 million, an increase of 2.2% compared to the prior year. Adjusted EBITDAM increased from the prior year $6.7 million or 6.1% to $115.9 million for the quarter. Our Adjusted EBITDAM margin was 34.7%, an increase of 130 basis points and our highest quarterly Adjusted EBITDAM margin since the fourth quarter of 2007. The fourth quarter of 2013 included a one-time development fee of $8.2 million from Graton Resort & Casino. Adjusted for the development fee, our consolidated net revenues increased 4.8% and our Adjusted EBITDAM increased 14.8% for the quarter ended December 31, 2014 compared to the prior year period. Fourth quarter same-store Las Vegas net revenues increased 5.8% compared to the prior year, driven by a combination of growth in casino, hotel and food and beverage. Same-store Las Vegas Adjusted EBITDAM increased 14.2% and margins rose by 240 basis points compared to the fourth quarter of 2013, a reflection of our ability to generate significant flow through of revenue growth to Adjusted EBITDAM.

For the year ended December 31, 2014, the Company’s consolidated net revenues were approximately $1.3 billion, a 2.8% increase compared to the prior year. Adjusted EBITDAM was $420.7 million for the year, a $35.2 million or 9.1% increase compared to the prior year and Adjusted EBITDAM margin increased 190 basis points to 32.6%. Same-store Las Vegas net revenues increased 2.2% for the year and Adjusted EBITDAM increased 6.3%.

Adjusted EBITDAM is not a generally accepted accounting principle (“GAAP”) measurement and is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Adjusted EBITDAM is further defined in footnote 1.

Fertitta Interactive

Ultimate Gaming ceased operations in November 2014. The operating results of Fertitta Interactive are presented in discontinued operations for all periods.

Balance Sheet Items

As of December 31, 2014, the outstanding principal balance of the Company’s long-term debt was $2.1 billion (excluding a non-recourse land loan of $113.5 million) and cash and cash equivalents were $122.0 million. For the year ended December 31, 2014, the Company reduced outstanding debt by $70.1 million. As of December 31, 2014, our debt (net of excess cash) to Adjusted EBITDAM ratio was approximately 4.95 times, excluding the non-recourse land loan.

Conference Call Information

The Company will host a conference call on February 17, 2015 at 1:30 p.m. Pacific Time to discuss its fourth quarter and full year 2014 financial results. The conference call will consist of prepared remarks from the Company and will include a question and answer session. Those interested in participating in the call should dial (877) 869-3847 or (201) 689-8261 for international callers, approximately 15 minutes before the call start time. A replay of the call will be available from February 17, 2015 through February 24, 2015 at https://www.sclv.com/Investor-Relations.aspx. A live audio webcast of the call will also be available at www.sclv.com.

Company Information and Forward-Looking Statements

Station Casinos LLC is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties, which are located throughout the Las Vegas valley, are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Red Rock Casino Resort Spa, Green Valley Ranch Resort Spa Casino, Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Sunset Station Hotel & Casino, Santa Fe Station Hotel & Casino, Texas Station Gambling Hall & Hotel, Fiesta Rancho Casino Hotel, Fiesta Henderson Casino Hotel, Wildfire Rancho, Wildfire Boulder, Wild Wild West Gambling Hall & Hotel, Wildfire Sunset, Wildfire Valley View, Wildfire Anthem and Wildfire Lake Mead. Station also owns a 50% interest in Barley’s Casino & Brewing Company, Wildfire Lanes and Casino and The Greens. In addition, Station is the manager of Graton Resort & Casino in northern California and owns a 50% interest in MPM Enterprises, LLC, which is the manager of Gun Lake Casino in southwestern Michigan.

This press release contains certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to the strength and sustainability of the recovery from the recent economic downturn, and the effects of the economy generally, and in particular in Nevada, on consumer spending and our business; the effects of intense competition that exists in the gaming industry; the risk that new gaming licenses or gaming activities, such as expansion of internet gaming, are approved and result in additional competition; our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete; the risk that we will not be able refinance our outstanding indebtedness or obtain necessary capital to finance any development or investment projects that we may decide to undertake in the future; the impact of extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us; risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition; the impact of general business conditions including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business in general, on our business and results of operations; the impact of volatility in the capital markets, including fluctuations in interest rates, on our ability to refinance our debt, access additional capital and financial condition generally; adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; risks, such as cost overruns and construction delays, associated with development, construction and management of new projects or the expansion of existing facilities; and other risks described in the filings of the Company with the Securities and Exchange Commission.

(1) Adjusted EBITDAM is a non-GAAP measure that is presented solely as a supplemental disclosure. We believe that Adjusted EBITDAM is a widely used measure of operating performance in our industry and is a principal basis for valuation of gaming companies. We believe that in addition to operating income, Adjusted EBITDAM is a useful financial performance measurement for assessing our operating performance because it provides information about the performance of our ongoing core operations excluding management fees, non-cash expenses, financing costs, and other non-operational or non-recurring items. Adjusted EBITDAM includes net income from continuing operations plus interest expense, net, depreciation and amortization, management fee expense, development and preopening expense, joint venture preopening expense, charges relating to share-based compensation, impairment of goodwill and other assets, write-downs and other charges, net, loss on extinguishment of debt, gain on Native American development, changes in fair value of derivative instruments, and excludes Adjusted EBITDAM attributable to MPM noncontrolling interests. To evaluate Adjusted EBITDAM and the trends it depicts, the components should be considered. Each of these components can significantly affect our results of operations and should be considered in evaluating our operating performance, and the impact of these components cannot be determined from Adjusted EBITDAM. Further, Adjusted EBITDAM does not represent net income or cash flows from operating, financing or investing activities as defined by GAAP and should not be considered as an alternative to net income as an indicator of our operating performance. Additionally, Adjusted EBITDAM does not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. In addition, it should be noted that not all gaming companies that report EBITDAM or adjustments to this measure may calculate EBITDAM or such adjustments in the same manner as us, and therefore our measure of Adjusted EBITDAM may not be comparable to similarly titled measures used by other gaming companies.

Station Casinos LLC
Condensed Consolidated Statements of Operations
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Operating revenues:
Casino	$234,969	$223,670	$897,361	$882,241
Food and beverage	61,855	58,756	239,212	235,722
Room	28,185	24,926	112,664	105,630
Other	17,088	15,744	70,522	67,431
Management fees	17,276	27,476	68,782	59,758
Gross revenues	359,373	350,572	1,388,541	1,350,782
Promotional allowances	(25,637)	(24,026)	(96,925)	(94,645)
Net revenues	333,736	326,546	1,291,616	1,256,137

Operating costs and expenses:
Casino	88,363	87,515	341,490	339,651
Food and beverage	40,065	39,496	157,191	161,790
Room	11,469	10,665	45,479	43,062
Other	6,818	6,569	28,979	26,580
Selling, general and administrative	70,344	72,555	288,667	291,586
Development and preopening	354	-	640	222
Depreciation and amortization	32,319	30,933	127,766	128,754
Management fee expense	13,020	12,453	48,872	46,145
Impairment of goodwill	-	-	-	1,183
Impairment of other assets	-	-	11,739	-
Write-downs and other charges, net	364	4,517	20,951	11,881
	263,116	264,703	1,071,774	1,050,854

Operating income	70,620	61,843	219,842	205,283
Earnings from joint ventures	283	451	1,037	1,603
Operating income and earnings from joint ventures	70,903	62,294	220,879	206,886

Other (expense) income:
Interest expense, net	(36,924)	(40,158)	(150,995)	(164,622)
Loss on extinguishment of debt	-	-	(4,132)	(146,787)
Gain on Native American development	-	16,974	49,074	16,974
Change in fair value of derivative instruments	(88)	(10)	(90)	(291)
	(37,012)	(23,194)	(106,143)	(294,726)
Net income (loss) from continuing operations	33,891	39,100	114,736	(87,840)
Discontinued operations	(441)	(12,845)	(43,410)	(25,653)
Net income (loss)	33,450	26,255	71,326	(113,493)
Less: Net loss attributable to noncontrolling interests	(34)	(7,511)	(11,955)	(9,067)
Net income (loss) attributable to Station Casinos LLC	$33,484	$33,766	$83,281	$(104,426)

Station Casinos LLC
Summary Information and
Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted EBITDAM
(amounts in thousands)
(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net income (loss) from continuing operations	$33,891	$39,100	$114,736	$(87,840)
Interest expense, net	36,924	40,158	150,995	164,622
Depreciation and amortization	32,319	30,933	127,766	128,754
Management fee expense	13,020	12,453	48,872	46,145
Development and preopening	354	-	640	222
Joint venture preopening expense	26	-	435	195
Share-based compensation	522	829	2,790	3,415
Impairment of goodwill	-	-	-	1,183
Impairment of other assets	-	-	11,739	-
Write-downs and other charges, net	364	4,517	20,951	11,881
Loss on extinguishment of debt	-	-	4,132	146,787
Gain on Native American development	-	(16,974)	(49,074)	(16,974)
Change in fair value of derivative instruments	88	10	90	291
Other	10	-	41	42
Adjusted EBITDAM attributable to MPM noncontrolling interests	(1,599)	(1,802)	(13,424)	(13,274)
Adjusted EBITDAM	$115,919	$109,224	$420,689	$385,449

Principal amount of long-term debt at December 31, 2014:
Credit agreement	$1,545,891
Senior notes	500,000
Land loan	113,493
Other	41,304
Total	$2,200,688

CONTACT:
Station Casinos LLC
Marc Falcone
Executive Vice President, Chief Financial Officer and Treasurer
(702) 495-3600
or
Lori Nelson
Vice President of Corporate Communications
(702) 495-4248